SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 7)

                         Arizona Land Income Corporation
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                                (Name of Issuer)

                      Class A Common Stock, $.01 par value
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                         (Title of Class of Securities)

                                    040515108
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                                 (CUSIP Number)

                                 October 7, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [x] Rule 13d-1(c)

          [_] Rule 13d-1(d)

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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 040515108
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     John Constable d/b/a Constable Asset Management

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     3,000

6.   SHARED VOTING POWER

     180,150

7.   SOLE DISPOSITIVE POWER

     3,000

8.   SHARED DISPOSITIVE POWER

     180,150

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     183,150

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.9%

12.  TYPE OF REPORTING PERSON*

     IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 040515108
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Constable Partners, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     155,546

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     155,546

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     155,546

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.4%

12.  TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 040515108
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Constable Managing Partners, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     155,546

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     155,546

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     155,546

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.4%

12.  TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 040515108
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Constable Group LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     180,150

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     180,150

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     180,150

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.7%

12.  TYPE OF REPORTING PERSON*

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 040515108
          ---------

Item 1(a).  Name of Issuer:

            Arizona Land Income Corporation

            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            2999 N. 44th Street
            Suite 100
            Phoenix, Arizona 85018

            --------------------------------------------------------------------

Item 2(a). - (c). Name, Principal Business Address, and Citizenship of Persons
                  Filing:

            John Constable d/b/a Constable Asset Management
            41 Leopard Road,
            Suite 104
            Paoli, PA  19301

            Mr. Constable - United States citizen
            Constable Partners, L.P. - Delaware limited partnership Constable Managing Partners, L.P. - Delaware limited partnership Constable Group, LLC - Delaware limited liability company

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Item 2(d).  Title of Class of Securities:

            Class A Common Stock

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Item 2(e).  CUSIP Number:

            040515108

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Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

      (a)   [_]   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   [_]   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   [_]   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   [_]   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

      (f)   [_]   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   [_]   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   [_]   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   [_]   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

      (j)   [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          John Constable - 183,150;
          Constable Partners, L.P. - 155,546;
          Constable Managing Partners, L.P. -155,546;
          Constable Group, LLC - 180,150

          ----------------------------------------------------------------------

     (b)  Percent of class:

          John Constable - 9.9%;
          Constable Partners, L.P. - 8.4%;
          Constable Managing Partners, L.P. -8.4%;
          Constable Group, LLC - 9.7%

          ----------------------------------------------------------------------

     (c)  Number of shares as to which John Constable has:

          (i)  Sole power to vote or to direct the vote               3,000
                                                        -----------------------,

          (ii) Shared power to vote or to direct the vote           180,150
                                                          ---------------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                         3,000
                                                          ---------------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                       180,150
                                                          ---------------------.

     Number of shares as to which Constable Partners, L.P. has:

          (i)  Sole power to vote or to direct the vote                   0
                                                        -----------------------,

          (ii) Shared power to vote or to direct the vote           155,546
                                                          ---------------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                             0
                                                          ---------------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                       155,546
                                                          ---------------------.

--------------------------------------------------------------------------------

     Number of shares as to which Constable Managing Partners has:

          (i)  Sole power to vote or to direct the vote                   0
                                                        -----------------------,

          (ii) Shared power to vote or to direct the vote           155,546
                                                        -----------------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                             0
                                                        -----------------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                       155,546
                                                        -----------------------,

--------------------------------------------------------------------------------

     Number of shares as to which Constable Group, LLC has:

          (i)  Sole power to vote or to direct the vote                   0
                                                        -----------------------,

          (ii) Shared power to vote or to direct the vote           180,150
                                                        -----------------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                             0
                                                        -----------------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                       180,150
                                                        -----------------------,

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

          N/A

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Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

          N/A

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Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          N/A

          ----------------------------------------------------------------------

Item 8. Identification and Classification of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

          N/A

          ----------------------------------------------------------------------

Item 9. Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A

          ----------------------------------------------------------------------

Item 10. Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             October 8, 2004
                                    --------------------------------------------
                                                  (Date)

                                    Constable Partners, L.P.
                                    Constable Managing Partners, L.P.
                                    Constable Group, LLC


                                      By:  /s/ John Constable
                                    --------------------------------------------
                                    John Constable, Managing Member of
                                    Constable Group, LLC, General Partner of
                                    Constable Managing Partners, L.P., General
                                    Partner of Constable Partners, L.P.


                                           /s/ John Constable
                                    --------------------------------------------
                                           John Constable

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                       Exhibit A

                                    AGREEMENT

The undersigned agree that this schedule 13G/A dated October 8, 2004 relating to the Class A Common Stock of Arizona Land Income Corp. shall be filed on behalf of the undersigned.

                                          /s/ John Constable

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                                          Constable Partners, L.P.
                                          Constable Managing Partners, L.P.
                                          Constable Group, LLC


                                          By: /s/ John Constable
--------------------------------------------------------------------------------
                                          John Constable, Managing Member

02414.0001 #517091